EXHIBIT 15

TXU Electric Delivery Transition Bond Company LLC

500 N Akard Street

Dallas, TX 75201

We have made a review, in accordance with the standards of the Public Company Accounting Oversight Board (United States), of the unaudited condensed consolidated interim financial information of TXU Electric Delivery Transition Bond Company LLC (the “Company”) for the three-month and nine-month periods ended September 30, 2005 and 2004, as indicated in our report dated November 11, 2005; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, is incorporated by reference in Registration Statement No. 333-91935 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

Dallas, Texas

November 11, 2005